Filed Pursuant to Rule 424(b)(1)

Registration No. 333-280914

PROSPECTUS

Intrusion Inc.

1,505,179 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling security holder identified in this prospectus, or their permitted transferees (the “Selling Holders”), of up to 1,505,179 shares of our common stock, par value $0.01 per share (“common stock”), including (i) up to 1,195,666 shares of common stock (“Advance Shares”) that we may, at our discretion, elect to issue and sell to Streeterville Capital, LLC (the “Streeterville”) from time to time after the date of this prospectus, pursuant to the Standby Equity Purchase Agreement, dated as of July 3, 2024, entered into by and between Intrusion, a Delaware corporation (the “Company” or “Intrusion”) and Streeterville (the “SEPA”), (ii) 92,592 shares of common stock (the “Streeterville Commitment Shares”) issued to Streeterville upon the effective date of the SEPA as consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus, and (iii) 216,921 shares of common stock (the “Pre-Delivery Shares”) issued to Streeterville for the purchase price of $0.01 per share upon the effective date of the SEPA as further consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the SEPA. Please see “Selling Security Holders” for additional information regarding the Selling Holders.

Under the SEPA, the Company agreed to issue and sell to Streeterville, from time to time, and Streeterville agreed to purchase from the Company, up to $10 million of the Company’s shares of common stock. The Company shall not affect any sales under the SEPA and Streeterville shall not have any obligation to purchase shares of common stock under the SEPA to the extent that after giving effect to such purchase and sale the aggregate number of shares of common stock issued under the SEPA together with any shares of common stock issued in connection with any other related transactions that may be considered part of the same series of transactions, where the average price of such sales would be less than $1.08 and the number of shares issued would exceed 19.99% of the outstanding voting common stock as of July 2, 2024 (the “Exchange Cap”). Thus, the Company may not have access to the right to sell the full $10 million of shares of common stock to Streeterville. In connection with the SEPA, we are registering herein 1,505,179 shares of common stock, which represents the maximum amount of shares issuable under the SEPA assuming without obtaining approval of shareholders in accordance with Nasdaq’s “minimum price rule”, and assuming beneficial ownership limitations under the SEPA, and is comprised of (i) 92,592 Streeterville Commitment Shares, (ii) 216,921 Pre-Delivery Shares, and (ii) 1,195,666 shares of common stock issuable pursuant to the SEPA. If the Company desires to issue more than 1,208,001 shares of common stock at an average price per share that does not equal or exceed $1.08 (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of the SEPA; or (ii) the average Nasdaq Official Closing Price for the five trading days immediately precedent the date of the SEPA), it would be required to obtain shareholder approval under the Nasdaq listing rules.

As of July 15, 2024, there were 6,040,009 shares of common stock outstanding, of which 4,515,539 shares were held by non-affiliates. Assuming a (i) Market Price of $1.08, (ii) no beneficial ownership limitations, and (iii) the receipt of stockholder approval to exceed the Exchange Cap, if all of the 1,505,179 shares offered for resale by the Selling Holders under the registration statement of which this prospectus forms a part were issued and outstanding as of July 18, 2024, such shares would represent approximately 19.95% of the total number of shares of our common stock outstanding and approximately 25.00% of the total number of outstanding shares of common stock held by non-affiliates after giving effect to such issuances.

The shares may be issued and sold to Streeterville at the election of the Company. The Company will sell the shares of common stock to Streeterville at 95% of the Market Price for any three consecutive trading days commencing on the advance notice date (the “Pricing Period”). “Market Price” is defined as the lowest VWAP of the common stock on the Nasdaq during the Pricing Period, other than the daily VWAP on an Excluded Day (as defined in the SEPA).

We may not have access to the full $10 million amount available under the SEPA due to the reasons noted above. Please see “Selling Security Holders—Material Relationships with Selling Holders—SEPA” for more information regarding the SEPA.

We are not selling any shares of our common under this prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Holders. We will bear all costs, expenses and fees in connection with the registration of the common stock. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of common stock. We are registering these shares of our common stock for sale by the Selling Holders pursuant to various registration rights with the Selling Holders. See the section of this prospectus entitled “Selling Security Holders” for more information.

Each Selling Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our common stock by the Selling Holder and any discounts, commissions, or concessions received by the Selling Holder are deemed to be underwriting discounts and commissions under the Securities Act. The Selling Holders may offer and sell the securities covered by this prospectus from time to time. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Our common stock is listed on The Nasdaq Capital Market under the symbol “INTZ.” On July 18, 2024, the last reported sales price of the common stock was $1.315 per share.

We are a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we are hereby filing with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, references in this prospectus to “Intrusion,” “the Company,” “we,” “us” and “our” refer to Intrusion Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs; our future opportunities; our business strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Examples of such statements are those that include words such as “may,” “assume(s),” “forecast(s),” “position(s),” “predict(s),” “strategy,” “will,” “expect(s),” “estimate(s),” “anticipate(s),” “believe(s),” “project(s),” “intend(s),” “plan(s),” “budget(s),” “potential,” “continue” and variations thereof. However, the words cited as examples in the preceding sentence are not intended to be exhaustive, and any statements contained in this prospectus regarding matters that are not historical facts may also constitute forward-looking statements.

Because these statements implicate risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risks identified under “Risk Factors” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q and, from time to time in our other filings with the SEC. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include but are not limited to:

●	Business-related risks, including:

○	Risks related to our ability to raise capital on favorable terms or at all;
○	That in order to improve our financial performance, we must increase our revenue levels;
○	Our ability to continue our business as a going concern;
○	Our business, sales, and marketing strategies and plans;
○	Our ability to successfully market, sell, and deliver our INTRUSION Shield commercial product and solutions to an expanding customer base;
○	Our INTRUSION Shield solution failing to perform as expected or us being unable to meet our customers’ needs or to achieve market acceptance;
○	Scarcity of products and materials in the supply chain;
○	The loss of key personnel or our failure to attract and retain personnel;
○	Customer concentration including many U.S. governmental entities;
○	Technological changes in the network security industry;
○	Intense competition from both start-up and established companies;
○	Potential conflict of your interests with the interests of our larger stockholders;
○	Our intended use of the net proceeds of offerings hereunder;
○	Risks related to our substantial indebtedness, including operating and financial restrictions under existing indebtedness, cross acceleration and our ability to generate sufficient cash to service our indebtedness;
○	Actual or threatened litigation and governmental investigations and the costs and efforts spent to defend against such litigation and investigations;
○	Our ability to protect our intellectual property and the cost associated with defending claims of infringement;
○	Risks related to technology systems and security breaches, including without limitation technical or other errors with our products; and
○	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

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●	Risks related to our common stock and warrants, including:

○	Volatility in the price of the Company’s common stock and warrants;
○	Risks relating to a potential dilution as a result of future equity offerings;
○	Risks relating to a short “squeeze” resulting in sudden increases in demand for the Company’s common stock;
○	Risks relating to decreased liquidity of the Company’s common stock as a result of the reverse stock split;
○	Risks relating to information published by third parties about the Company that may not be reliable or accurate;
○	Risks associated with interest rate changes;
○	Volatility in the price of the Company’s common stock could subject us to securities litigation;
○	Risks associated with the Company’s current plan not to pay dividends;
○	Risks associated with future offerings of senior debt or equity securities;
○	Risks related to a potential delisting by The Nasdaq Capital Market;
○	Anti-takeover provisions could make a third-party acquisition of the Company difficult; and
○	Risks related to limited access to the Company’s financial information due to the fact the Company elected to take advantage of the disclosure requirement exemptions granted to smaller reporting companies.

The information in this prospectus or any prospectus supplement speaks only as of the date of that document and the information incorporated herein by reference speaks only as of the date of the document incorporated by reference. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements include our plans and objectives for future operations, including plans and objectives relating to our products and services and our future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions as well as future business decisions, including any acquisitions, mergers, dispositions, joint ventures, investments and any other business development transactions we may enter into in the future. The amounts of time and money required to successfully complete development and commercialization of our products and services, as well as any evolution of or shift in our business plans, or to execute any future strategic options, are difficult or impossible to predict accurately and may involve factors that are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate, and therefore, we cannot assure you that the results contemplated in any of the forward-looking statements contained herein will be realized.

Based on the significant uncertainties inherent in the forward-looking statements described herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Accordingly, you should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Business Overview

Intrusion Inc. (the “Company”) is a cybersecurity company based in Plano, Texas. The Company offers its customers access to its exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion Internet Protocol (“IP”) addresses. After years of gathering global internet intelligence and working exclusively with government entities, the company released its first commercial product in 2021.

The Company develops, sells, and supports products that protect any-sized company or government organization by fusing advanced threat intelligence with real-time mitigation to kill cyberattacks as they occur – including Zero-Days. The Company markets and distributes the Company’s solutions through value-added resellers, managed service providers and a direct sales force. The Company’s end-user customers include United States (“U.S.”) federal government entities, state and local government entities, and companies ranging in size from mid-market to large enterprises.

Reverse Stock Split

On March 15, 2024, the Company’s Board of Directors and shareholders approved a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, to effectuate a reverse stock split (“Reverse Stock Split”) of the Common Shares, at a ratio of no less than 1-for-2 and no more than 1-for-20, with such ratio to be determined at the sole discretion of the Company’s Board of Directors. The Board determined the ratio for the Reverse Stock Split would be twenty (20) for one (1), with one (1) Common Share being issued for each twenty (20) Common Shares, with any fractional Common Shares resulting therefrom being rounded up to the nearest whole Common Share. The Company notified the Nasdaq of the intended Reverse Stock Split on March 17, 2024 and issued a press release announcing the intended Reverse Stock Split on March 18, 2024. The Reverse Stock Split became effective for trading purposes as of the market open on March 25, 2024, whereupon the Common Shares began trading on a split-adjusted basis.

Recent Developments

Promissory Note

On January 2, 2024, the Company entered into an invoice financing arrangement pursuant to a note purchase agreement with Anthony Scott, President, and Chief Executive Officer of the Company (“Scott”), according to which, among other things, Scott purchased from the Company a promissory note (the “Promissory Note”) in the aggregate principal amount of $1.1 million in exchange for $1.0 million to the Company. Under the Promissory Note, the Company shall make principal payments to Scott in the amount $40 thousand per week each week prior to its maturity on June 15, 2024 (“Weekly Payments”). Interest accrues on the balance of the Promissory Note prior to its maturity at a rate of 7.0% per annum, compounded daily. In connection with the issuance of the Promissory Note, the Company and Scott also entered into a security agreement, which provides, according to its terms, a security interest in all accounts receivable or other receivables now existing or subsequently created prior to the payment of the Promissory Note, subject to prior permitted liens.

Series A Preferred Stock

On March 15, 2024, the Company filed the Amended and Restated Certificate of Incorporation (the “A&R Certificate”) to (i) eliminate the Series 1, Series 2, and Series 3 preferred shares and filed a Certificate of Designations creating a new Series A preferred stock, $0.01 par value per share (the “Series A Stock”). Pursuant to the terms of the Series A Certificate, 20 thousand shares of Series A Stock are authorized, and each share of Series A Stock has a stated value of $1,100 and accrues a rate of return on the Stated Value of 10% per year, shall be compounded annually and is payable quarterly in cash or additional shares of Series A Stock. Commencing on the one-year anniversary of the issuance date of each share of Series A Stock, each share of Series A Stock shall accrue an automatic quarterly dividend, calculated on the stated value and shall be payable quarterly in cash or additional shares of Series A Stock. For the period from the one-year anniversary of the issuance date to the two-year anniversary of the issuance date, the Quarterly Dividend shall be 2.5% per quarter, and for all periods following the two-year anniversary of the issuance date, the Quarterly Dividend shall be 5% per quarter.

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Share Exchange

On March 7, 2024, the Company agreed to exchange $0.2 million aggregate principal amount of that certain Promissory Note #1 dated March 10, 2022, in the original principal amount of $5.4 million, by and between Streeterville Capital, LLC, a Utah limited liability company, and the Company for an aggregate of 52,247 shares of its common stock, par value $0.01 per share. The issuance of the 52,247 shares of its common stock is pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act.

On March 15, 2024, the Company agreed to exchange $9.3 million aggregate principal of the Streeterville Note #1 and Note #2 for 9,275 shares of Series A preferred stock. The issuance of the Series A is pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act.

On April 3, 2024, the Company entered into an agreement with Streeterville to exchange 91 shares of Series A Preferred Stock with an aggregate stated value of $100 thousand for 32,248 shares of common stock. The issuance of the exchange shares is pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act of 1933, as amended.

Warrant Inducement

On April 1, 2024, the Company’s Board of Directors approved entry into an inducement letter that provides, during the period beginning on April 2, 2024 and continuing through April 23, 2024, for the lowering of the exercise price of all outstanding warrants and, for each share of common stock exercised under the Warrants, providing the participating Warrant holder with a New Warrant for that same number of shares of common stock. The reduced exercise price of the Warrants was $3.04, which included $0.13 per share that is attributable to the purchase price of the New Warrant. The New Warrant exercise price is $2.91 with an exercise period of five years. On April 8, 2024, certain holders of the Warrants exercised 181 thousand shares of the Company’s common stock resulting in gross proceeds of $0.6 million and the issuance of 186.5 thousand New Warrants. The issuance of New Warrants was undertaken pursuant to the exemption from registration provided in Rule 506(b) under Regulation D pursuant to the Securities Act of 1933, as amended.

Private Placement

On April 22, 2024, entered into a private placement subscription agreement pursuant to which the Company sold to purchasers in an Offering an aggregate of 1.3 million shares of its common stock, each of which is coupled with a warrant to purchase two shares of common stock at an aggregate offering price of $1.95 per share. None of the shares of common stock or shares underlying the warrants have been registered for resale under the Securities Act of 1933 as amended. The Company received gross proceeds of approximately $2.6 million from this private placement subscription.

Regained Compliance with Nasdaq Listing Requirements

On February 1, 2024, the Company presented to the Nasdaq Hearings Panel its plan for regaining and sustaining compliance with all applicable requirements for continued listing on Nasdaq. On February 8, 2024, the Company was notified that the Panel had granted the Company’s request for continued listing, and on February 15, 2024, the Company received a revised written notice from Nasdaq (the “Nasdaq Letter”) regarding the Panel’s grant of the Company’s request for continued listing on the Nasdaq Capital Market until April 23, 2024.

On April 22, 2024, the Company announced that the Company believes it has stockholders’ equity above the $2.5 million requirement to regain compliance with the Nasdaq’s Listing Rule 5550(b)(1) as a result of the Offering, along with proceeds received from the warrant exercise inducement letters. The Company provided an update to the Nasdaq Hearings Panel on how it plans to maintain long-term compliance with the Equity Rule. On May 1, 2024, the Company received written notice from the Listing Qualifications Staff of the Nasdaq informing that it has regained compliance with the minimum bid price and equity requirements with the Nasdaq’s Listing Rule 5550(b)(1).

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Standby Equity Purchase Agreement

On July 3, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with Streeterville Capital, LLC (“Streeterville”). Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Streeterville up to $10 million of common stock (“Advance Shares”) at the Company’s request any time during the commitment period commencing on July 3, 2024 (the “Effective Date”) and terminating on 24-month anniversary of the Effective Date. Each issuance and sale by the Company to Streeterville under the SEPA (an “Advance”) is subject to a maximum limit equal to the lesser of (i) an amount equal to 100% of the aggregate Daily Traded Amount (as defined in the SEPA) during the three consecutive Trading Days immediately preceding an Advance Notice (as defined in the SEPA), and (ii) 4.99% of the Company’s issued and outstanding common stock. The shares will be issued and sold to Streeterville at a per share price equal to 95% of the Market Price for any three consecutive trading days commencing on the Advance Notice date (the “Pricing Period”). “Market Price” is defined as the lowest VWAP of the common stock on the Nasdaq during the Pricing Period. The Advances are subject to certain limitations, including that Streeterville cannot purchase any shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding common stock at the time of an Advance (the “Ownership Limitation”) or acquiring since the Effective Date under the SEPA more than 19.99% of the Company’s outstanding common stock as of the date of the SEPA (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.” With respect to each closing, ten percent (10%) of the aggregate Purchase Price will be withheld by Streeterville and used to repurchase shares of the Company’s Series A Preferred Stock held by Streeterville at the stated value for such stock.

Streeterville will be entitled to a structuring fee in the amount of $25,000, which amount will be deducted from the aggregate purchase price of the first Advance Shares purchased by Streeterville. In addition, the Company issued 92,592 shares of common stock (the “Streeterville Commitment Shares”) to Streeterville upon the effective date of the SEPA as consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus. Streeterville agreed that neither it nor any of its affiliates will engage in any short-selling or hedging of the Company’s common stock during the term of the SEPA. Furthermore, the Company issued 216,921 shares of common stock (the “Pre-Delivery Shares”) to Streeterville for the purchase price of $0.01 per share upon the effective date of the SEPA as further consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus. Following termination of the SEPA, within thirty (30) Trading Days of a written request from the Company, Streeterville will deliver to the Company the same number of Pre-Delivery Shares purchased (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transaction occurring after the date hereof), and the Company will pay to Streeterville $0.01 per Pre-Delivery Share.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We will cease to qualify as a smaller reporting company if we have (1) a non-affiliate public float in excess of $250 million and annual revenues in excess of $100 million during our last fiscal year, or (2) a non-affiliate public float in excess of $700 million, in each case determined on an annual basis as of the last business day of our second quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

Intrusion Inc. was organized in Texas in September 1983 and reincorporated in Delaware in October 1995. On October 9, 2020, our shares of common stock began trading on the Nasdaq Capital Market under the symbol “INTZ.” Our principal executive offices are located at 101 East Park Blvd, Suite 1200, Plano, Texas 75074, and our telephone number is (888) 637-7770. Our corporate website address is www.intrusion.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus. TraceCop (“TraceCop™”) and Intrusion Savant (“Intrusion Savant™”) are registered trademarks of Intrusion.

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RISK FACTORS

Any investment in shares of our common stock involves a high degree of risk. You should carefully consider all of the information contained in this prospectus and any subsequent prospectus supplement, including our financial statements and related notes thereto, before deciding whether to purchase shares of our common stock. In particular, you should carefully consider, among other things, the risks and uncertainties discussed in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2023, which is incorporated by reference herein. However, such risks and those discussed elsewhere in any subsequent prospectus supplement are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect us. If any of the risks described in any subsequent prospectus supplement or others not specified therein materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, you may lose all or part of your investment.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

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Substantial future sales of shares of common stock could cause the market price of our shares of common stock to decline.

We have agreed, at our expense, to prepare and file with the SEC certain registration statements providing for the resale of shares of common stock, including this registration statement. The resale, or expected or potential resale, of a substantial number of our shares of common stock in the public market could adversely affect the market price for our shares of common stock and make it more difficult for you to sell your shares of common stock at times and prices that you feel are appropriate. In particular, as a result of the SEPA, Streeterville is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the SEPA contemplates that Streeterville expects to resell any shares of common stock we may issue and sell pursuant thereto. Furthermore, we expect that, because there will be a large number of shares registered, Streeterville will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

The issuances of additional shares of common stock under the SEPA may result in dilution of holders of common stock and have a negative impact on the market price of the common stock.

Pursuant to the SEPA, we may issue and sell up to $10 million worth of shares of common stock (“Advance Shares”) to Streeterville. The price at which we may issue and sell shares is at 95% of the lowest daily VWAP of the common stock during the three trading days following a notice to sell to Streeterville. Assuming that (a) we issue and sell the full $10 million worth of shares of common stock under the SEPA to Streeterville, (b) no beneficial ownership limitations, and (c) the issue price for such sales is $1.08 per share, such additional issuances would represent in the aggregate approximately 1,195,666 additional shares of common stock or approximately 16.5% of the total number of shares of common stock outstanding as of the date hereof, after giving effect to such issuance. In addition, the Company issued 92,592 shares of common stock (the “Streeterville Commitment Shares”) to Streeterville upon the effective date of the SEPA as consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus. Furthermore, the Company issued 216,921 shares of common stock (the “Pre-Delivery Shares”) to Streeterville for the purchase price of $0.01 per share upon the effective date of the SEPA as further consideration for its irrevocable commitment to purchase shares of common stock at our direction, from time to time after the date of this prospectus. If the beneficial ownership limitation is not waived, we may issue approximately 670,365, shares of common stock, or approximately 9.99% of the total number of shares of common stock outstanding as of the date hereof, after giving effect to such issuance. The timing, frequency, and the price at which we issue shares of common stock are subject to market prices and management’s decision to sell shares of common stock, if at all.

Upon effectiveness of this registration statement, Streeterville may resell all, some or none of their shares of common stock beneficially owned by them from time to time in their discretion and at different prices subject to the terms of the SEPA. As a result, investors will likely pay different prices for those shares, and so may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to Streeterville or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the SEPA may adversely affect the price of our common stock or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

The issuance, if any, of common stock would not affect the rights or privileges of the Company’s existing stockholders, except that the economic and voting interests of existing stockholders would be diluted. Although the number of shares of common stock that existing stockholders own would not decrease as a result of these additional issuances, the shares of common stock owned by existing stockholders would represent a smaller percentage of the total outstanding shares of common stock after any such issuance, potentially significantly smaller.

Future sales of our common stock may depress our share price.

As of July 15, 2024, we had 6,040,009 shares of our common stock outstanding. Sales of a number of shares of common stock in the public market or issuances of additional shares pursuant to the exercise of our outstanding warrants, or the expectation of such sales or exercises, could cause the market price of our common stock to decline. We may also sell additional shares of common stock or securities convertible into or exercisable or exchangeable for common stock in subsequent public or private offerings or other transactions, which may adversely affect the market price of our common stock.

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Our common stock may be delisted from The Nasdaq Capital Market if we cannot maintain compliance with The Nasdaq Capital Market’s continued listing requirements.

Our common stock is listed on The Nasdaq Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on The Nasdaq Capital Market.

On September 26, 2023, the Company received a written notice from The Nasdaq Stock Market LLC (“NASDAQ”) notifying the Company that the closing bid price of the Company’s common shares (the “Common Stock”) over the 30 consecutive trading days from August 14, 2023, through September 25, 2023, had fallen below $1.00 per share, which is the minimum closing bid price required to maintain listing on the NASDAQ Capital Market under Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company had 180 calendar days to regain compliance with the Minimum Bid Requirement (the “Grace Period”), or until March 25, 2024, subject to a potential 180 calendar day extension. To regain compliance, the closing bid price of the Company’s Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days within the Grace Period. On March 26, 2024, the Company received an additional notice from Nasdaq notifying the Company that the Company had not regained compliance with the Minimum Bid Requirement and is not eligible for a second 180-day period because the Company does not comply with the $5,000,000 minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. The notice also stated that the Hearings Panel (“Panel”) would consider the matter in their discretion regarding the Company’s continued listing on Nasdaq and that the Company should present its views with respect to this additional deficiency to the Panel in writing no later than 5:00 p.m. Eastern Time on April 2, 2024. On May 1, 2024, the Company received written notice from the Listing Qualifications Staff of Nasdaq informing the Company that it has regained compliance with the minimum bid price and equity requirements, respectively in Listing Rules 5550(a)(2) and 5550(b)(1) of the Nasdaq Stock Market as required by the Panel’s decision previously reported. Accordingly, the Panel determined to continue the listing of the Company’s securities on the Exchange and was closing the matter.

We cannot assure you our securities will meet the continued listing requirements to be listed on The Nasdaq Capital Market in the future. If The Nasdaq Capital Market delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for The Nasdaq Capital Market and The Nasdaq Capital Market determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay debt and fund our operations.

If our common stock is delisted from The Nasdaq Capital Market and the price of our common stock declines below $5.00 per share, our common stock would come within the definition of “penny stock”.

Transactions in securities that are traded in the United States that are not traded on The Nasdaq Capital Market or on other securities exchanges by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00, may be subject to the “penny stock” rules. The market price of our common stock is currently less than $5.00 per share. If our common stock is delisted from The Nasdaq Capital Market and the price of our common stock is below $5.00 per share and our net tangible assets fall below $5,000,000 or less, our common stock would come within the definition of “penny stock”.

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Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to a transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common stock is at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

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USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. However, we expect to receive proceeds from sales of common stock that we may elect to make to Streeterville pursuant to the SEPA, if any, from time to time in our discretion. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of common stock to Streeterville after the date of this prospectus. See “Selling Security Holders — Material Relationships with Selling Holders — SEPA” for a description of how the price at which we may sell shares of common stock to Streeterville is calculated pursuant to the SEPA.

The Selling Holders will pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our charter and our bylaws as currently in effect. Copies of our amended and restated certificate of incorporation, as amended (the “charter”), and our bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter authorizes 80,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 per value per share. As of July 15, 2024, there were 6,040,009 shares of our common stock outstanding and approximately 102 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Common stock

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock which may be issued in the future, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

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Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully paid and nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “INTZ”.

Issuance of Preferred Stock by our Board

While we currently have no shares of preferred stock issued and outstanding. Our amended and restated certificate of incorporation provides that up to 5,000,000 shares of preferred stock may be issued from time to time in one or more series, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof. This means that our Board has the discretion to issue shares of preferred stock that had provisions that could be superior in rights and preferences to shares of our common stock and which could be dilutive to holders of our common stock. Further, such rights and preferences could have the effect of preventing or hindering certain fundamental transactions, such as a merger or sale of all or substantially all of our assets or another change of control that would otherwise be beneficial to the holders of our common stock.

Description of Securities being Offered

Common stock

The material terms and provisions of our common stock being offered are described under this section “Description of Securities - Common stock” in this prospectus.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Charter and bylaws provisions

Our charter and our bylaws, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•	Board of Directors Vacancies: Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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•	Stockholder Action; Special Meetings of Stockholders: Our charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Further, our bylaws and charter will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting: The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our charter does not provide for cumulative voting.

Delaware law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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Limitations on liability, indemnification of officers and directors and insurance

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (1) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the Director derived an improper personal benefit. If the DGCL or other applicable provision of Delaware law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or other applicable provision of Delaware law as amended. Any repeal or modification of this Section 2 by the Stockholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification. Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”) and corporate bylaws (our “Bylaws”) contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our Certificate of Incorporation provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

Our Bylaws provide that (a) we must indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court and attorneys’ fees) actually incurred in such settlement and reasonable expenses (including court and attorneys’ fees) actually incurred by such person with a Proceeding by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer who was or is a witness or was or is named as a defendant or respondent in a Proceeding, in reasonable intervals prior to the final disposition of such Proceeding, subject to certain limited exceptions, and (c) the indemnification rights conferred in our Bylaws are not exclusive.

Our Bylaws also empower our board of directors to authorize us to indemnify our employees or agents, and to advance reasonable expenses of such persons to the same extent and subject to the same conditions as the indemnification provided to our directors and officers.

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We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and executive officers for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as our director or executive officer, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, we shall advance expenses to the director or officer. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Warrants

Each Warrant is exercisable at a price of $0.60 per share of common stock. The exercise price for the Warrants is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants are exercisable from the date of issuance through the five-year anniversary of such date. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the warrants (the difference between the market price of the underlying shares of common stock and the exercise price of the underlying warrants) to exercise the warrants without the payment of any cash. We will not effect any exercise of the Warrants, and a Selling Securityholder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such issuance after exercise of the Warrant, the Selling Securityholder (together with their affiliates, and any other persons acting as a group together with the holder or any of their affiliates would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the Warrant.

Our Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021. The transfer agent’s telephone (877) 373-6374.

We have agreed to indemnify Computershare Trust Company, N.A in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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SELLING SECURITY HOLDERS

This prospectus relates to the offer and sale from time to time of up to 1,505,179 shares of our common stock by the stockholders identified in the table below, who we refer to in this prospectus as the “Selling Holders” and their respective transferees, pledgees, donees, assignees or other successors (each also a Selling Holder for purposes of this prospectus). The Selling Holders identified below may currently hold or acquire at any time shares of our common stock in addition to those registered hereby.

We are registering these 1,505,179 shares of our common stock for sale by the Selling Holders named below pursuant to the SEPA as described below.

The percent of beneficial ownership for the Selling Holders is based on 6,040,009 shares of common stock outstanding as of July 15, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, each Selling Holder listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned by it.

Information concerning the Selling Holders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional Selling Holders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Holders.

The Selling Holders are not obligated to sell any of the shares of our securities offered by this prospectus. Because each Selling Holder identified in the table below may sell some or all of the shares of our securities owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Holders.

In addition, subject to applicable law, each Selling Holder may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Holders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that each Selling Holder will sell all of the shares of our common stock beneficially owned by it that are covered by this prospectus but will not sell any other shares of our common stock that it may currently own.

	Number of Shares of Common Stock Beneficially Owned			Maximum Number of Shares of Common Stock Being Offered	Shares of common stock Beneficially Owned After the Offered Shares of common stock are Sold
Name of Selling Holder	Number(1)	Percent(2)		Offered(3)	Number	Percent(3)
STREETERVILLE CAPITAL, LLC(4)	309,513	*	%	1,505,179	—	—

*	Indicates less than one percent.

(1)	This number represents (i) 92,592 shares of common stock issued to Streeterville on July 3, 2024 as Streeterville Commitment Shares in consideration for entering into the SEPA with us and (ii) 216,921 shares of common stock issued to Streeterville on July 3, 2024 as Pre-Delivery Shares for the purchase price of $0.01 per share in further consideration for entering into the SEPA with us. The number of shares of common stock that may actually be acquired by Streeterville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA, including the 9.99% Beneficial Ownership Limitation and the 19.99% Exchange Cap.

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(2)	The percent of beneficial ownership for the Selling Holders is based on 6,040,009 shares of common stock outstanding as of July 15, 2024.

(3)

Assumes that each Selling Holder (i) will sell all of the shares of common stock beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional shares of our common stock.

(4)	John M. Fife has voting and dispositive power over shares held by Streeterville Capital, LLC. The address of Streeterville is 303 East Wacker Drive, Suite 1040, Chicago, Illinois 60601.

Material Relationships with Selling Holders

SEPA

On July 3, 2024, we entered into the SEPA with Streeterville. Pursuant to the SEPA, we have the right to sell to Streeterville, from time to time, up to $10 million worth of shares of our common stock (“Advance Shares”), subject to certain limitations and conditions set forth therein. Sales of common stock to Streeterville under the SEPA, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Streeterville under the SEPA other than the Streeterville Commitment Shares and Pre-Delivery Shares.

Upon the satisfaction of the conditions to Streeterville’s purchase obligation set forth in the SEPA, including the registration of shares of common stock issuable pursuant to the SEPA, we will have the right, but not the obligation, from time to time at our discretion until the 24-month anniversary of the date of the SEPA, to require Streeterville to purchase a specified amount of shares of common stock by delivering written notice to Streeterville. We will, in our sole discretion, select the amount of the advance that we desire to issue and sell to Streeterville in each Advance Notice (as defined in the SEPA), subject to a maximum limit equal to the lesser of (i) an amount equal to 100% of the aggregate Daily Traded Amount (as defined in the SEPA) during the three consecutive Trading Days immediately preceding an Advance Notice (as defined in the SEPA), and (ii) 4.99% of the Company’s issued and outstanding common stock. The shares will be issued and sold to Streeterville at a per share price equal to 95% of the Market Price for any three consecutive trading days commencing on the Advance Notice date (the “Pricing Period”). “Market Price” is defined as the lowest VWAP of the common stock on the Nasdaq during the Pricing Period.

Under applicable Nasdaq rules and pursuant to the SEPA, in no event may we issue or sell to the Selling Holders shares of our common stock in excess of 1,208,001 shares, which is 19.99% of the shares of common stock outstanding immediately prior to the execution of the SEPA on July 2, 2024, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock hereunder (including the Commitment Shares and Pre-Delivery Shares in the number of shares sold for these purposes) equals or exceeds the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the SEPA; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the SEPA). In any event, we may not issue or sell any shares of our common stock under the SEPA if such issuance or sale would breach any applicable Nasdaq listing rules.

We will control the timing and amount of any sales of common stock to Streeterville. Actual sales of shares of our common stock to Streeterville under the SEPA will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our business and its operations.

We may not issue or sell any shares of common stock to Streeterville under the SEPA which, when aggregated with all other shares of common stock then beneficially owned by Streeterville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Streeterville and its affiliates beneficially owning more than 9.99% of the outstanding shares of common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be waived by Streeterville as to itself and its affiliates upon not less than 65 days’ prior notice to us, on the terms and subject to the conditions set forth in the SEPA. However, the Beneficial Ownership Limitation does not prevent Streeterville from selling some or all of the shares of common stock it acquires and then acquiring additional shares, consequently resulting in Streeterville being able to sell in excess of the 9.99% Beneficial Ownership Limitation despite not holding more than 9.99% of Intrusion’s outstanding shares of common stock at any given time. The Beneficial Ownership Limitation was set as agreed to by the parties to the SEPA.

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The net proceeds to us under the SEPA will depend on the frequency and prices at which we sell shares of common stock to Streeterville. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that any proceeds received by us from such sales to Streeterville will be used for general corporate purposes.

Streeterville has agreed that, except as otherwise expressly provided in the SEPA, it and its affiliates will not engage in any short sales of the common stock during the term of the SEPA.

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA or (ii) the date on which Streeterville shall have purchased from us under the SEPA $10 million of shares of our common stock. We have the right to terminate the SEPA upon five (5) trading days’ prior written notice to Streeterville, provided that there are no outstanding Advance Notices under which we are yet to issue common stock and provided that we have paid all amounts owed to Streeterville pursuant to the SEPA. We and Streeterville may also agree to terminate the SEPA by mutual written consent. Neither we nor Streeterville may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Streeterville other than by an instrument in writing signed by both parties.

As consideration for Streeterville’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the SEPA, upon the execution of the SEPA, we issued the 92,592 Streeterville Commitment Shares and 216,921 Pre-Delivery Shares to Streeterville and, upon the first Advance Shares purchased by Streeterville, Streeterville will be entitled to deduct a structuring fee in the amount of $25,000 from the aggregate purchase price of the first Advance Shares purchased by Streeterville.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in the SEPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The description of the SEPA does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Because the purchase price per share to be paid by the Selling Holders for the shares of common stock that we may elect to sell to the Selling Holders under the SEPA, if any, will fluctuate based on the market prices of our common stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of common stock that we will sell to the Selling Holders under the SEPA, the actual purchase price per share to be paid by the Selling Holders for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

As of July 15, 2024, there were 6,040,009 shares of common stock outstanding, of which 4,515,539 shares were held by non-affiliates. If all of the 1,505,179 shares offered for resale by the Selling Holders under the registration statement of which this prospectus forms a part were issued and outstanding as of July 18, 2024, such shares would represent approximately 19.95% of the total number of shares of our common stock outstanding and approximately 25.00% of the total number of outstanding shares of common stock held by non-affiliates after giving effect to such issuances.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, direct the Selling Holders to purchase shares of our common stock from us in one or more Advances under the SEPA, for a maximum aggregate purchase price of up to $10 million, only 1,195,666 Advance Shares (in addition to 92,592 Commitment Shares and 216,921 Pre-Delivery Shares) are being registered for resale under the registration statement of which this prospectus forms a part. While the market price of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Holders under the SEPA for shares of our common stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Holders’ commitment under the SEPA, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement of which this prospectus forms a part.

If it becomes necessary for us to issue and sell to the Selling Holders more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $10 million under the SEPA, we must first (i) to the extent necessary, obtain stockholder approval prior to issuing shares of the common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Holders of any such additional shares of our common stock, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our common stock to the Selling Holders under the SEPA. The number of shares of our common stock ultimately offered for resale by the Selling Holders depends upon the number of shares of common stock, if any, we ultimately sell to the Selling Holders under the SEPA.

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The issuance, if any, of shares of our common stock to the Selling Holders pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our common stock that our existing stockholders own would not decrease as a result of sales, if any, under the SEPA, the shares of our common stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the amount of gross proceeds, before deducting any discount to the Selling Holders or expenses payable by us, we would receive from the Selling Holders from our sale of up to $1,291,319 in shares of common stock to the Selling Holders under the SEPA at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of Class After Giving Effect to the Issuance to the Selling Holders(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$1.315	(3)	1,195,666	16.5%	$1,572,301
$1.25		1,195,666	16.5%	$1,494,583
$1.50		1,195,666	16.5%	$1,793,499
$1.75		1,195,666	16.5%	$2,092,416
$2.00		1,195,666	16.5%	$2,391,332
$2.25		1,195,666	16.5%	$2,690,249
$1.08	(4)	1,195,666	16.5%	$1,291,319

(1) Does not include 92,592 Commitment Shares and 216,921 Pre-Delivery Shares that we issued to the Selling Holders on July 3, 2024 as consideration for its commitment to purchase shares of common stock under the SEPA. The number of shares of common stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Holders under the SEPA, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Holders under this prospectus (excluding the 92,592 Commitment Shares and 216,921 Pre-Delivery Shares), without regard for the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2) The denominator is based on 6,040,009 shares of common stock outstanding as of July 15, 2024 (for the avoidance of doubt, including the 92,592 Commitment Shares and 216,921 Pre-Delivery Shares that we issued to the Selling Holders on July 3, 2024), adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Holders, assuming the average purchase price in the first column. The numerator is based on the number of shares of common stock set forth in the second column.

(3) Represents the closing price of the common stock on Nasdaq on July 18, 2024.

(4) Represents the closing price of the common stock on Nasdaq on July 2, 2024.

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PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of up to 1,505,179 shares of our common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders. However, we expect to receive proceeds from sales of common stock that we may elect to make to Streeterville pursuant to the SEPA, if any, from time to time in our discretion. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell shares of common stock to Streeterville after the date of this prospectus. See “Selling Security Holders—Material Relationships with Selling Holders—SEPA” for a description of how the price at which we may sell shares of common stock to Streeterville is calculated pursuant to the SEPA.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. Each Selling Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of our common stock by the Selling Holder and any discounts, commissions, or concessions received by the Selling Holder are deemed to be underwriting discounts and commissions under the Securities Act. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in our securities in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s securities, including donees, pledgees and other transferees or successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership, distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the securities for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the shares of our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

A Selling Holder may also sell our securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

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We will bear all costs, fees and expenses incident to our obligation to register the securities.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A Selling Holder may fix a price or prices of our securities at:

•	fixed prices;

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

A Selling Holder may change the price of the securities offered from time to time.

In addition, a Selling Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s securities, such Selling Holder may transfer securities to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of common stock or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. Subject to the terms of the SEPA, the Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder, or agents designated by it, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an “underwriter” as the term is defined in the Securities Act. Any agents involved in the offer or sale of the securities and any commissions payable by a Selling Holder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any Selling Holder utilizes any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and the Selling Holder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may also be our or the Selling Holder’s customers or may engage in transactions with or perform services for us or any Selling Holder in the ordinary course of business.

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If any Selling Holder utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Holder will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the Selling Holder’s customers or may engage in transactions with, or perform services for us or the Selling Holder in the ordinary course of business.

Offers to purchase securities may be solicited directly by any Selling Holder and the sale thereof may be made by the Selling Holder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

We or any Selling Holder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

The Selling Holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, a Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by the Selling Holder or borrowed from the Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus or an applicable amendment to this prospectus or a prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. The Selling Holders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

In compliance with the guidelines of FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

The underwriters, dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business for which they receive compensation.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the securities.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the Selling Holders will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony, Linder & Cacomanolis, PLLC, West Palm Beach, Florida.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 are incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2023 and have been so incorporated in reliance upon such report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements) of Whitley Penn LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Annual Report”) filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed on May 15, 2024;

●	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 15, 2024, that are incorporated by reference into Part III of the 2023 Annual Report;

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2024, January 9, 2024, February 21, 2024, March 6, 2024, March 13, 2024, March 18, 2024, March 22, 2024, March 27, 2024, April 5, 2024, April 12, 2024, April 23, 2024, May 2, 2024, May 15, 2024, May 16, 2024, June 5, 2024, July 1, 2024, and July 10, 2024; and Form 8-K/A filed with the SEC on March 28, 2024;

●	the description of our common stock which is filed as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021; and

●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities covered by this prospectus and any accompanying prospectus supplement.

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This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus including but limited to financial statement information and exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Intrusion Inc., Attention: Investor Relations, 101 East Park Blvd, Suite 1200, Plano, Texas 75074 or call (972) 234 6400. You may access this information at ir.intrusion.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at ir.intrusion.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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1,505,179 Shares of Common Stock

INTRUSION INC.

PROSPECTUS

July 29, 2024